PRESS RELEASE                          FOR IMMEDIATE RELEASE
                                       ---------------------
                                       Contact: Michael L. Middleton, President
                                       Telephone No.: (301) 645-5601
                                       July 25, 2002



                        TRI-COUNTY FINANCIAL CORPORATION
                       ANNOUNCES STOCK REPURCHASE PROGRAM


     Waldorf, Maryland ... Tri-County Financial Corporation (the "Company"), announced today that it is commencing a stock repurchase program to acquire up to 38,000 shares of its common stock, which represents approximately 5% of the outstanding common stock. The program will be dependent upon market conditions and there is no guarantee as to the exact number of shares to be repurchased by the Company.

     Michael L. Middleton, President of the Company stated that the Board of Directors has authorized the repurchase program, which is expected to be completed within twelve months. Mr. Middleton explained that the Board of Directors considers the common stock to be an attractive investment. It is expected that a reduction in the amount of Company outstanding stock would have the effect of increasing per share earnings and return on equity.

     According to Mr. Middleton, the repurchases generally would be effected through open market purchases and privately negotiated transactions.

     The Company is the holding company for Community Bank of Tri-County, which conducts business through its main office located in Waldorf, Maryland and eight branch offices located in Waldorf, Bryans Road, Dunkirk, Leonardtown, La Plata, Charlotte Hall and California, Maryland.

     At March 31, 2002, the Company had total assets of $259 million, total deposits of $181 million and stockholders' equity of $26 million.